Exhibit 10.4

                             ACME UNITED CORPORATION

                               Severance Pay Plan

         This Severance Pay Plan shall apply to each officer of the Company at the level of Vice President or above under the age of 65.

         The Policy pertains to the termination of employment or the equivalent by the Company for any other reason than gross misconduct or having reached the age of 65, the normal retirement age. This Plan applies unless the Salary Continuation Plan applies. For purposes of this Policy, termination or equivalent shall mean any of the following conditions:

         1. Employment is terminated involuntarily, including termination as a result of death but excluding termination as a result of disability.
         2. The equivalent of termination means: 1) that the responsibility, status, or compensation of the person is reduced or 2) transfer of the person to any unreasonably distant location from the current location.

         The severance benefit for any reason other than death shall be determined on the basis of one month's salary for each year of service to the Company. Except that the minimum number of months applies if it produces a larger benefit. The severance benefit as a result of death of the Officer is one months' salary times the number of months indicated below.

         Schedule of Benefits
                                                                Termination
         Officer level                          Death       Minimum     Maximum

         Director of the Company who            9 mos.      9 mos.      30 mos.
         is also an Officer of the Company
         at the level of Executive Vice
         President or above

         Senior Vice President and Vice         6 mos.      6 mos.      18 mos.
         President

                                       END

         Revised September 28, 2004